Exhibit 99.1

Armstrong World Industries Announces Two Additions to its Board of Directors

LANCASTER, Pa., Oct. 23, 2025 – Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls, and exterior metal solutions, today announced the appointment of Kevin P. Holleran to the company’s Board of Directors. With this addition, the board has expanded to eight members.

Holleran brings to the Armstrong board more than 30 years of executive, operational and commercial leadership experience gained at a variety of leading industrial companies. Since 2019, he has served as a Director, President and CEO of Hayward Holdings, Inc., a leading designer, manufacturer, and marketer of innovative pool equipment and advanced automation systems. Prior to joining Hayward, Holleran held a variety of roles with progressive leadership at Textron, Inc. including serving as President and CEO of the company’s $4 billion Industrial division from 2017 to 2019 as well as President and CEO of Textron Specialized Vehicles from 2009 to 2017. He has also held leadership roles in sales, marketing, product management and labor relations at Terex Corporation and Ingersoll Rand.

In addition to Holleran, the board recently welcomed Kathleen E. Pitre who was elected to the board at the company’s Annual Shareholders’ Meeting in June 2025. Since 2024, Pitre has served as Senior Vice President and President, Beverage Packaging, North and Central America at the Ball Corporation. Her career at Ball spans more than twenty years including previous roles as the company’s Chief Commercial and Sustainability Officer, along with leadership roles in Public Affairs, Communications and Corporate Relations. Before her executive leadership roles in Ball’s corporate and packaging business, she had an 11-year career with Ball in its aerospace business where she held various leadership roles in marketing and communications.

“We are pleased to welcome Kathleen and Kevin to our board of directors,” said Vic Grizzle, Armstrong’s president and CEO. “The breadth of their experience in different industrial and manufacturing companies will serve Armstrong well as we execute our growth strategy and continue to pursue operational and commercial excellence throughout our enterprise.”

About Armstrong

Armstrong World Industries, Inc. (AWI) is an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions. For more than 160 years, Armstrong has delivered products and capabilities that enable architects, designers and contractors to transform building design and construction with elevated aesthetics, acoustics and sustainable attributes. With $1.4 billion in revenue in 2024, AWI has approximately 3,800 employees and a manufacturing network of 21 facilities, plus seven facilities dedicated to its WAVE joint venture.

Contact
Investors & Media: Theresa Womble, VP, Investor Relations and Corporate Communications

tlwomble@armstrongceilings.com or (717) 396-6354

Investors: Morgan Leitzel, Investor Relations Manager

mcleitzel@armstrongceilings.com or (717) 396-2240